Via U.S. Mail and Fax
Mr. Anthony J. Macaione
Chief Financial Officer
SBA Communications Corporation
5900 Broken Sound Parkway NW
Boca Raton, Florida 33487
								August 23, 2005

	RE:	SBA Communications
		Form 10-K for the fiscal year ended December 31, 2004
		Filed March 16, 2005

		Form 10-QSB for the quarterly period March 31, 2005
		File No. 000-30110

Dear Mr. Macaione:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
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Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE